                                                                   EXHIBIT 10.15


                                    FORM OF


                           CHANGE OF CONTROL AGREEMENT


                  THIS CHANGE OF CONTROL AGREEMENT (the "Agreement"), is made on
this _____ day of         , 2004, by and between Animas Corporation (the
"Company") and __________________ (the "Employee").


                  WHEREAS, the Employee serves as a senior executive of the Company; and

                  WHEREAS, the Company and the Employee desire to establish certain protections for the Employee in the event of his/her termination of employment.

                  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

         1. Definitions. As used herein:

                  1.1. "Base Salary" means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.8.4, "Base Salary" will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

                  1.2. "Board" means the Board of Directors of the Company.

                  1.3. "Cause" means mean, as determined by the Board:

                           1.3.1. any material breach by the Employee of any of
his/her obligations or representations under this Agreement;

                           1.3.2. gross negligence in the performance by the
Employee of the duties required by his/her Position, as communicated by the Chairman,

                           1.3.3. a material violation, by the Employee, of the
Company's employee policies, as may be amended from time to time,

                           1.3.4. any conduct of the Employee involving any type
of disloyalty, dishonesty, breach of fiduciary duty, or willful misconduct, including without limitation fraud, embezzlement, theft or dishonesty in the course of his/her employment or engagement or the commission by the Employee of any other action with the intent to materially injure the Company,

                           1.3.5. the Employee's conviction of, plea of guilty
to, or plea of nolo contendere to any felony, or any crime involving moral turpitude,

                           1.3.6. the Employee's failure to satisfactorily pass
any drug screening test required by the Company and, if appropriate, any supplemental security checks,

                                                                            FORM

                           1.3.7. the Employee's refusal, after explicit written
notice, to obey any lawful resolution of or direction by the Board which is consistent with his/her duties to the Company,

                           1.3.8. the Employee's chronic absence from work
(excluding vacation, illness or leaves of absence approved by the Board); or

                           1.3.9. the Employee's unlawful use (including being
under the influence) or possession of illegal drugs on the Company's premises.

If termination for Cause is based upon Sections 1.3.1, 1.3.2, 1.3.3, 1.3.6,
1.3.7 or 1.3.8 and Board determines that the applicable breach, conduct or violation is capable of being cured, then such applicable breach, conduct or violation shall constitute a reason for a termination with Cause only if the Board determines that the Employee has failed to cure such breach, conduct or violation within thirty (30) days following written notice to Employee from the Board.

                  1.4. "Change in Control" shall occur on the date that an event set forth in any one of the following paragraphs is consummated on or before December 31, 2006:

                           1.4.1. Any "person" (as such term is used in Sections
13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the then outstanding securities of the Company, as determined by the Board of Directors of the Company; or

                           1.4.2. The closing of a merger, consolidation or
other form of business combination of the Company, or any direct or indirect subsidiary of the Company, with another corporation and the shareholders of the Company, immediately prior to such transaction, will not beneficially own, immediately after such transaction, shares of the Company or the surviving entity or any parent thereof, entitling the shareholders of the Company to vote more than 50% of all shares of the Company, or the surviving entity or any parent thereof which would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), or

                           1.4.3. Individuals who are Continuing Directors cease
to constitute a majority of the members of the Board. "Continuing Directors" for this purpose being the members of the Board on the date of adoption of this Agreement, provided that any person becoming a member of the Board subsequent to such date whose election or nomination for election was supported by two-thirds of the Directors who then comprised the Continuing Directors shall be considered to be a Continuing Director.

                  1.5. "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended.

                  1.6. "Code" means Internal Revenue Code of 1986, as amended.

                  1.7. "Disability" means the Employee's inability, by reason of any physical or mental impairment, to substantially perform his/her regular duties as contemplated by this

                                                                            FORM

Agreement, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present his/her case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

                  1.8. "Equity Plans" means the Animas Corporation 1996 Incentive Stock Plan, the Animas Corporation 1998 Equity Compensation Plan, the Animas Corporation 2004 Equity Compensation Plan and any other equity-based compensation plan that may be adopted by the Company for the purpose of compensating its employees, directors and consultants generally.

                  1.9. "First Anniversary Date" is the three hundred and sixty fifth (365th) day following the date of the consummation of a Change of Control of the Company.

                  1.10. "Good Reason" means, without the Employee's prior written consent, any of the following:

                           1.10.1. an adverse change in the Employee's title;

                           1.10.2. a reduction in the Employee's authority,
duties or responsibilities, or the assignment to the Employee of duties that are inconsistent, in a material respect, with Employee's position;

                           1.10.3. the relocation of the Company's headquarters
more than twenty five (25) miles from West Chester, Pennsylvania, unless such move reduces the Employee's commuting time;

                           1.10.4. a reduction in the Employee's Base Salary,
unless the percentage by which the Base Salary is reduced applies generally to all other executive officers of the Company;

                           1.10.5. the Company's failure to pay or make
available any material payment or benefit due under this Agreement or any other material breach by the Company of this Agreement.

However, the foregoing events or conditions will constitute Good Reason only if the Employee provides the Company with written objection to the event or condition within fifteen (15) days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection and the Employee resigns his/her employment within fifteen (15) days following the expiration of that cure period.

                  1.11. "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development,

                                                                            FORM

know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or similar intangible personal property which have been or are developed or created in whole or in part by the Employee (i) at any time and at any place while the Employee is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, or (ii) as a result of tasks assigned to the Employee by the Company.

                  1.12. "Proprietary Information" means any and all information of the Company or of any subsidiary or affiliate of the Company. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and proprietary rights of the Company (including without limitation Intellectual Property) (b) computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective customers, contractors and suppliers, (h) the terms of contracts and agreements with customers, contractors and suppliers,
(i) the needs and requirements of, and the Company's course of dealing with, actual or prospective customers, contractors and suppliers, (j) personnel information, (k) customer and vendor credit information, and (l) any information received from third parties subject to obligations of non-disclosure or non-use. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

                  1.13. "Severance Payment" means an amount equal to one-year of the Employee's Base Salary.

                  1.14. "Release" means a release substantially in the form attached hereto as Exhibit A.

                  1.15. "Restrictive Covenants" means the covenants set forth in Sections 6.1 and 6.2 of this Agreement.

                  1.16. "Total After-Tax Payments" means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made hereunder or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

        2. Termination in General. The Company may terminate the Employee's employment at any time. The Employee may terminate his/her employment at any time; provided that before the Employee may voluntarily terminate his/her employment with the Company, she must provide thirty (30) days prior written notice (or such shorter notice as is acceptable to the Company) to the Company. Upon any termination of the Employee's employment with the

                                                                            FORM

Company for any reason: (a) the Employee (unless otherwise requested by the Board) concurrently will resign any officer or director positions she holds with the Company, its subsidiaries or affiliates, and (b) the Company will pay to the Employee all accrued but unpaid Base Salary through the date of termination, and
(c) except as explicitly provided in Section 3.2, or otherwise pursuant to COBRA, all Base Salary, other compensation and benefits will cease and the Company will have no further liability or obligation to the Employee. The foregoing will not be construed to limit the Employee's right to payment or reimbursement for claims incurred under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

        3. Certain Benefits Following a Change in Control.

                  3.1. Acceleration of Option Vesting. Subject to reduction or elimination pursuant to Section 4, on the date of a consummation of a Change of Control, (a) to the extent that an option award that has been issued to Employee under the Equity Plans is subject to a vesting and/or unexercisability period that extends longer than twenty-four (24) months from such date, then that portion of the entire option award that is then unvested and/or unexercisable and that would have become vested and/or exercisable in the final twenty-four
(24) months of such vesting and/or unexercisability period shall become vested and immediately exercisable on the date of a Change of Control and (b) to the extent that an option award that has been issued to the Employee under the Equity Plans is subject to a vesting and/or non-exercisability period that is shorter than twenty-four (24) months from such date, then all of the option award shall become vested and immediately exercisable on the date of a Change of Control.

                  3.2. Severance Benefits. If the Employee's employment with the Company ceases during the period commencing on or after the thirtieth (30th) day immediately preceding the date of the consummation of a Change of Control and ending on the First Anniversary Date as a direct result of a termination by the Company without Cause or a resignation by the Employee for Good Reason, then in addition to the payments and benefits provided for in Section 2 and subject to reduction or elimination pursuant to Section 4 and the requirements of Section 5, the Company will pay to the Employee the Severance Amount no later than forty five (45) days following such date of termination.

                  3.3. Retention Benefit. If the Employee has remained employed by the Company from the date of the consummation of a Change of Control through the day immediately following the First Anniversary Date, the Company will pay to the Employee the Severance Amount no later than forty five (45) days following the First Anniversary Date.

                  3.4. No Double Benefits. Without limiting the generality of
Section 3.2 and Section 3.3, in no event shall the Employee be entitled to receive payments under both Section 3.2 and Section 3.3. If amounts paid or payable to the Employee pursuant to Section 3.2, no amounts shall be paid or payable to Employee pursuant to Section 3.3. If amounts paid or payable to the Employee pursuant to Section 3.3, no amounts shall be paid or payable to Employee pursuant to Section 3.2.

                                                                            FORM

        4. Parachute Payments.

                  4.1. Generally. All amounts payable to the Employee under this Agreement will be made without regard to whether the deductibility of such payments (considered together with any other entitlements or payments otherwise paid or due to the Employee) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject the Employee to the excise tax levied under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) paid to or on for the benefit of the Executive would be increased by the limitation or elimination of any amount payable under this Agreement, then the Board will reduce or, or if necessary, eliminate any or all amounts payable under this Agreement to the extent necessary to maximize the Total After-Tax Payments.

                  4.2. Measurements and Adjustments. The determination of the amount of the payments and benefits paid and payable to the Employee and whether and to what extent reduction or the elimination of any amounts payable under
Section 4.1 are required to be made will be made at the Company's expense by an independent auditor selected by the Company, which auditor shall provide Employee and the Company with detailed supporting calculations with respect to its determination within fifteen (15) business days of the receipt of notice from the Employee or the Company that the Employee has received or will receive a payment that is potentially subject to the Parachute Excise Tax. Any determination by the auditor shall be binding upon the Company and the Employee.

                  4.3. Underpayment or Overpayment. In the event of any underpayment or overpayment to the Employee (determined after the application of Section 4.1), the amount of such underpayment or overpayment will be, as promptly as practicable, paid by the Company to the Employee or refunded by the Employee to the Company, as the case may be.

        5. Timing of Payments Following Termination. Notwithstanding provision of this Agreement, the payments and benefits described in Sections 3 and 4 are conditioned on the Employee's execution and delivery to the Company of a Release in a manner consistent with the Older Workers Benefit Protection Act and any similar state law that is applicable. The amounts described in Section 3 will begin to be paid (as required by Section 3), as soon as the Release becomes irrevocable following the Employee's execution and delivery of the Release.

        6. Restrictive Covenants. As consideration for all of the payments to be made to the Employee pursuant to Section 3 of this Agreement and in addition to his/her obligations under the Confidentiality and Restrictive Covenant Agreement by and between the Employee and the Agreement dated ______ (the "Confidentiality Agreement"), the Employee agrees to be bound by the Restrictive Covenants set forth in this Section 6. The Restrictive Covenants will apply without regard to whether any termination of the Employee's employment is initiated by the Company or the Employee, and without regard to the reason for that termination.

                  6.1. Confidentiality. The Employee recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the business of the Company. As a result, both during the Employee's employment by the Company and thereafter, the Employee will not, without the prior written consent of the Company, for any reason either

                                                                            FORM

directly or indirectly divulge to any third-party or use for his/her own benefit, or for any purpose other than the exclusive benefit of the Company, any Proprietary Information; provided, however, that the Employee may during his/her employment by the Company disclose Proprietary Information to third parties as may be necessary or appropriate to the effective and efficient discharge of his/her duties as an employee hereunder (provided that the third party recipient has signed the Company's then-approved confidentiality or similar agreement) or as such disclosures may be required by law. If the Employee or any of his/her representatives becomes legally compelled to disclose any of the Proprietary Information, the Employee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. The non-disclosure and non-use obligations with respect to Proprietary Information set forth in this Section 6.2 shall not apply to any information that is in or becomes part of the public domain through no improper act on the part of the Employee.

                  6.2. Property of the Company.

                           6.2.1. Proprietary Information. All right, title and
interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company. The Employee will not remove from the Company's offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in the performance of his/her duties to the Company. If the Employee removes such materials or property in the performance of his/her duties, the Employee will return such materials or property to their proper files or places of safekeeping as promptly as possible after the removal has served its specific purpose. The Employee will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property or any other oral or written information to which he may have access or become familiar in the course of his/her employment, except to the extent necessary in the performance of his/her duties. Upon termination of the Employee's employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his/her possession.

                  6.3. Acknowledgements. The Employee acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Employee holds within the Company. The Employee further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to enter into this Agreement and that the Company would not have entered into this Agreement in the absence of the Restrictive Covenants.

                  6.4. Remedies and Enforcement Upon Breach.

                           6.4.1 Specific Enforcement. The Employee acknowledges
that any breach by him/her, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Employee shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the

                                                                            FORM

event of any such breach by the Employee, the Company shall have the right to enforce the Restrictive Covenants by seeking injunctive or other relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

                           6.4.2. Judicial Modification. If any court determines
that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.

                           6.4.3. Accounting. If the Employee breaches any of
the Restrictive Covenants, the Company will have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Employee as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

        7. Miscellaneous.

                  7.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Employee hereby (a) waives any right to claim payment of amounts owed to him/her, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company's officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.

                  7.2. Effective Date; Termination. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall become effective on the date the Company's registration statement on a Form S-1 is declared effective by the Securities and Exchange Commission (the "Effective Date"); provided, however, that the Agreement shall immediately become null and void if such Effective Date does not occur on or prior to June 30, 2004. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall terminate and no amounts shall be paid hereunder if a Change of Control is not consummated on or prior to December 31, 2006.

                  7.3. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise. The rights of the Employee hereunder are personal to the Employee and may not be assigned by him/her.

                  7.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of laws.

                  7.5. Enforcement. Any legal proceeding arising out of or relating to this Agreement will be instituted in the United States District Court for the Eastern District of Pennsylvania, or if that court does not have or will not accept jurisdiction, in any court of general

                                                                            FORM

jurisdiction in the Commonwealth of Pennsylvania, and the Employee and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.

                  7.6. Waivers; Reparability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

                  7.7. Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

                  If to the Company, to:


                  Animas Corporation
                  590 Lancaster Avenue
                  Frazer, PA 19355
                  Attn: Chief Financial Officer
                  Fax: 484-568-1468


                  With a copy to:

                  Pepper Hamilton LLP
                  3000 Two Logan Square
                  18th & Arch Streets
                  Philadelphia, PA 19103
                  Attn: Barry M. Abelson, Esquire
                  Fax: 215-981-4750

                  If to Employee, to the address on file with the Company

or to such other address as may be specified in a notice given by one party to the other party hereunder.

                  7.8. Entire Agreement; Amendments. This Agreement and the attached exhibit and the Confidentiality Agreement contain the entire agreement and understanding of the parties relating to the provision of change of control benefits, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that

                                                                            FORM

subject. This Agreement may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

                  7.9. Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

                  7.10. Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

                  7.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

                  IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Agreement on the date and year first above written.

                                             ANIMAS CORPORATION

                                             ___________________________________
                                             By:
                                             Title:

                                             EMPLOYEE

                                             ___________________________________

                                                                            FORM

                                    Exhibit A
                     RELEASE AND NON-DISPARAGEMENT AGREEMENT

           THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this "Release") is made as of the ___ day of _______, _____ by and between ____________________ (the
"Employee") and Animas Corporation (the "Company").

           WHEREAS, the Employee's employment as an executive of the Company has terminated; and

           WHEREAS, pursuant to Section 3 of the Change of Control Agreement by and between the Company and the Employee dated as of __________ ___, 2004 (the "Change of Control Agreement"), the Company has agreed to pay the Employee certain amounts and to provide her with certain rights and benefits, subject to the execution of this Release.

           NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Consideration. The Employee acknowledges that: (a) the payments, rights and benefits set forth in Section 3 of the Change of Control Agreement constitute full settlement of all of her rights under the Change of Control Agreement, (b) he/she has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of her execution of this Release, the payments and benefits specified in Section 3 of the Change of Control Agreement would not otherwise be due to the Employee.

SECTION 2. Release and Covenant Not to Sue. The Employee hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of her employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C.
Section 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. The Employee expressly represents that he/she has not filed a lawsuit or initiated any other administrative proceeding against the Company (including for purposes of this Section 2, its parents, affiliates and subsidiaries), and that he/she has not assigned any claim against the Company (or its parents, affiliates and subsidiaries) to any other person or entity. The Employee further promises not to initiate a lawsuit or to bring any other claim against the Company (or its parents, affiliates and subsidiaries) arising out of or in any way related to her employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 3 of the Change of Control Agreement, (c) claims for indemnification under the Company's By-Laws, under any indemnification agreement between the Company and the Employee or under any similar agreement or (d) claims solely to enforce the terms of any equity incentive award agreement between the Employee and the

                                                                            FORM

Company. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3. Restrictive Covenants. The Employee acknowledges that the terms of
Section 6 of the Change in Control Agreement will survive the termination of her employment. The Employee affirms that the restrictions contained in Section 6 of the Change in Control Agreement are reasonable and necessary to protect the legitimate interests of the Company, that he/she received adequate consideration in exchange for agreeing to those restrictions and that he/she will abide by those restrictions.

SECTION 4. Non-Disparagement. The Company (meaning, solely for this purpose, Company's directors and executive officers and other individuals authorized to make official communications on Company's behalf) will not disparage the Employee or the Employee's performance or otherwise take any action which could reasonably be expected to adversely affect the Employee's personal or professional reputation. Similarly, the Employee will not disparage Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company's directors, officers, agents or employees.

SECTION 5. Cooperation. The Employee further agrees that, subject to reimbursement of her reasonable expenses, he/she will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Employee was involved during her employment with Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 6. Rescission Right. The Employee expressly acknowledges and recites that (a) he/she has read and understands this Release in its entirety, (b) he/she has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) he/she has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) he/she was provided 21 calendar days after receipt of the Release to consider its terms before signing it (or such longer period as is required for this Release to be effective under the Age Discrimination in Employment Act or any similar state law); and (e) he/she is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company.

SECTION 7. Challenge. If the Employee violates or challenges the enforceability of any provisions of the Noncompetition Agreement or this Release, no further payments, rights or benefits under Section 3 of the Change of Control Agreement will be due to the Employee.

SECTION 8. Miscellaneous.

           8.1. No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by

                                                                            FORM

the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.

           8.2. No Reinstatement. The Employee agrees that he/she will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

           8.3. Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators and heirs. The Employee may make any assignment of this Release or any interest herein, by operation of law or otherwise. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

           8.4. Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

           8.5. Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

           8.6. Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

           8.7. Counterparts and Facsimiles. This Release may be executed, including execution by facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

           IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

                                             ANIMAS CORPORATION

                                             ___________________________________
                                             By:
                                             Title:

                                             EMPLOYEE

                                             ___________________________________

                                      -3-